Exhibit 10.6D

FIFTH AMENDMENT OF
JOHN BEAN TECHNOLOGIES CORPORATION
INCENTIVE COMPENSATION AND STOCK PLAN
WHEREAS, John Bean Technologies Corporation (the “Company”) maintains the John Bean Technologies Corporation Incentive Compensation and Stock Plan (the “Plan”);
WHEREAS, the Compensation Committee of the Board of Directors of the Company now deems it necessary and desirable to amend the Plan in certain respects; and
WHEREAS, this Fifth Amendment shall supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of the amendment;
NOW, THEREFORE, by virtue and in exercise of the powers reserved to the Compensation Committee under Section 17 Amendment and Termination of the Plan, the Plan is hereby amended in the following respects:
•Effective January 1, 2016, the Plan is hereby amended to add a new Section 19.11 which shall read as follows:
19.11    Repricing Prohibited. Except as provided in Section 4.1, the Committee shall not without the approval of the Company’s stockholders (a) lower the exercise price per share of Common Stock of a Stock Option or Stock Appreciation Right after it is granted, (b) cancel a Stock Option or Stock Appreciation Right when the exercise price per share of Common Stock exceeds the Fair Market Value of one share of Common Stock in exchange for cash or another Award (other than in connection with a Change in Control as defined in Section 15), or (c) take any other action with respect to a Stock Option or Stock Appreciation Right that would be treated as a repricing under the rules and regulations of the principal U.S. national securities exchange on which the shares of Common Stock are listed.
IN WITNESS WHEREOF, the Compensation Committee, on behalf of the Company, has caused this amendment to be executed by its duly authorized representative this 18th day of February, 2016.
JOHN BEAN TECHNOLOGIES CORPORATION
By: /s/ Mark Montague
Its: EVP, Human Resources